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                                                                 Exhibit 10.22.1
                                                                 ---------------

                   [LETTERHEAD OF ELECTRIC FUEL CORPORATION]


                               January 12, 2001



Dr. Joshua Degani
c/o Electric Fuel Corporation
Western Industrial Park
P.O. Box 641
Beit Shemesh 99000
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Dear Joshua:

               Re:    Your Employment Agreement dated May 13, 1977
                      --------------------------------------------

     In connection with your employment with Electric Fuel Corporation and Electric Fuel (E.F.C.) Ltd. (together, the "Company"), we wish to amend the above-referenced employment agreement between you and the Company (the "Agreement") in certain respects.

     1. Notwithstanding anything to the contrary in the Agreement, it is hereby agreed between us that you will be employed by the Company as its Executive Vice President and Chief Operating Officer, and that the Company will pay you a base salary that will be the New Israeli Shekel equivalent of US$12,000 per month (your "Base Salary"), effective January 1, 2001. Your Base Salary will be reviewed and adjusted at the end of each calendar year beginning with the calendar year ending December 31, 2001 in accordance with the performance of your duties over the prior year, but in no event will it be adjusted to less than your Base Salary as increased (but not decreased) to reflect any
          increase in the "inflation supplement" (           ) between the date
          hereof and the date of such adjustment. The foregoing is in addition to and not instead of all forms of compensation other than salary detailed in the Agreement (bonus, stock options, etc.).

     2. Notwithstanding anything to the contrary in the Agreement, it is hereby agreed between us that, in the event we decide to terminate your employment other than for cause (e.g., conviction for fraud, crimes of moral turpitude or other conduct which reflects on the Company in a material and adverse manner, a willful failure to carry out a material directive of senior management, or reckless or willful misconduct
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          that is materially harmful to the Company), or if your employment is terminated by reason of your death or disability, or if you terminate your employment under circumstances in which you would be entitled to severance pay under Israeli law, we will pay you, in addition to the severance pay that you would otherwise be entitled to under Israeli law, one year's salary at the highest rate applicable to you at any time since May 13, 1977. Alternatively, if you or the Company decide to terminate you employment for any reason at any time within one year of a Change of Control (as hereinafter defined), we will pay you, in addition to the severance pay that you would otherwise be entitled to under Israeli law, two years' salary at the highest rate applicable to you at any time since May 13, 1997.

          As used herein, a "Change of Control" means (i) the acquisition (other than from the Company in any public offering or private placement of equity securities) by any person or entity of beneficial ownership of twenty (20%) or more of the combined voting power of the Company's then outstanding voting securities, or (ii) individuals who, as of January 1, 2000, were members of the Board of the Company (the "Original Company Board"), together with individuals approved by a vote of at least two-thirds (2/3) of the individuals who were members of the Original Company Board and are then still members of the Board of the Company, cease for any reason to constitute at least one-third (1/3) of the Board of the Company, or (iii) approval by the shareholders of the Company of a complete winding-up of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

     3. Further, we are hereby offering you the opportunity to purchase up to 50,000 shares of our common stock and up to 50,000 warrants to purchase shares of our common stock, at a total purchase price of $278,125 (based on a closing price per share of our common stock on January 12, 2001 of $5.5625 per share), on the following terms and conditions:

               (a) The total purchase price for the shares and the warrants will be $278,125, of which you will pay $500 in cash, and the remaining $277,625 by means of a ten-year, non-recourse promissory note dated January 12, 2001, bearing interest at the Interest Rate.

               (b) Of the 50,000 warrants, 16,667 warrants shall be warrants to purchase up to 16,667 shares of common stock at a purchase price of $7.5094 per share, expiring on October 12, 2001, and 33,333 warrants shall be warrants to purchase up to 33,333 shares of common stock at a purchase price of $8.3438 per share, expiring on October 12, 2006. Terms of purchase of common stock pursuant to these warrants shall be similar to the terms of purchase provided for in subparagraph (b) above (i.e., par value in cash and the remainder by ten-year non-recourse note bearing interest at the Interest Rate applicable on the date of exercise of the warrants).

               (c) You shall provide security for the promissory notes referred to above that shall be adequate under 12 U.S.C. (S) 221 et seq. (Regulation U),
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                    which will include at a minimum all shares of our common
                    stock acquired by you pursuant to this paragraph 4.

               (d) The proceeds of any sales of the common stock purchased by you hereunder shall be used to reduce proportionally the amount of your outstanding loan from us, principal and interest. For example, if prior to the exercise of any warrants you sell 10,000 shares of the common stock purchased by you hereunder, the proceeds of this sale will be used first to pay down 20% of the original principal and 20% of the interest under your loan. Furthermore, we may withhold from such proceeds such amounts for taxes, etc. as we may be required to do under law.

               (e) Should you leave the employ of the Company prior to January 1, 2003 other than by reason of our terminating your employment other than for cause (as defined in paragraph 2 above), all securities purchased by you under the terms of this paragraph 4 shall revert back to the Company.

               (f) You acknowledge that these securities have not been registered under the United States Securities Act of 1933, as amended, or the rules and regulations thereunder (the "Securities Act"), and accordingly are restricted within the meaning of, and subject to applicable impediments pertaining to the transfer of restricted securities under, the Securities Act. You represent and warrant to us that these securities are being and will be acquired by you in good faith solely for your own account, for investment purposes and not with a view to subdivision, distribution or resale, and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act or an opinion of our counsel that registration is not required under the Securities Act.

               (g) As used herein, the term "Interest Rate" shall mean a rate equal to the lesser of (i) 6.5%, and (ii) 1% over the then-current Federal Fund Rate.

        5. In all other respects, the terms of the Agreement will govern the relationship between us.
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     If the foregoing is acceptable to you, kindly sign this letter in the space provided for your signature below, whereupon this letter will become a binding amendment to the Agreement.

                                       Sincerely yours,

                                       ELECTRIC FUEL CORPORATION


                                       By: /s/ Yehuda Harats
                                          --------------------------------------
                                          Yehuda Harats
                                          President and Chief Executive Officer

ACCEPTED AND AGREED:


  /s/ Joshua Degani
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               Joshua Degani